UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2011

NEUTRAL TANDEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street, 9th Floor, Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Rian J. Wren as Chief Executive Officer

On February 16, 2011, Rian J. Wren, Chief Executive Officer of Neutral Tandem, Inc. (the “Company”), notified the Company’s Board of Directors (the “Board”) of his intention to retire effective April 1, 2011. Mr. Wren will continue to serve as a Director of the Company.

On April 1, 2011, subject to and in connection with Mr. Wren’s retirement, Mr. Wren will receive benefits and payments as provided under his previously disclosed employment agreement with the Company, including any unpaid base salary through April 1, 2011, any unused vacation accrued through April 1, 2011, any unreimbursed business expenses and accelerated vesting of 82,605 shares of restricted stock and 171,877 options, which represent all unvested equity awards (as of April 1, 2011) granted to Mr. Wren prior to December 28, 2009.

Also on April 1, 2011, subject to and in connection with Mr. Wren’s retirement, Mr. Wren will forfeit 93,750 of the unvested shares of restricted stock that he received on November 9, 2010. The remaining 31,250 shares of restricted stock from the November 9, 2010 grant will vest immediately on April 1, 2011. Effective April 1, 2011, subject to and in recognition of Mr. Wren’s new status as a non-employee Director of the Company, Mr. Wren will receive a grant of a number of shares of restricted stock valued at approximately $197,156. This new grant will be consistent with grants made of 8,347 shares to certain non-employee Directors of the Company on November 16, 2009, which were each valued at $197,156 based on the closing market price on the date of the grants.

Also effective April 1, 2011, subject to and in connection with Mr. Wren’s retirement, the Board approved the terms of a consulting agreement with Mr. Wren and the Company under which Mr. Wren will provide transition services to the Company through the remainder of 2011. Mr. Wren will not receive any additional compensation under this consulting agreement other than the aforementioned immediate vesting of 31,250 shares of restricted stock from the November 9, 2010 grant.

Appointment of G. Edward Evans as Chief Executive Officer

On February 16, 2011, the Board elected G. Edward Evans to succeed Mr. Wren as Chief Executive Officer of the Company effective April 1, 2011. Mr. Evans will also continue to serve as a Director of the Company.

On February 16, 2011, the Board also approved the terms of the employment agreement with Mr. Evans, which will be effective as of April 1, 2011.

The employment agreement with Mr. Evans will be for a term of four (4) years, commencing April 1, 2011, and will renew automatically for one-year terms unless Mr. Evans or the Company provides prior notice of non-renewal of the agreement. The employment agreement will provide for an annual salary of $495,000 and a discretionary annual incentive cash bonus and/or equity award. In the event Mr. Evans’ employment is terminated (i) by the Company without cause, (ii) by Mr. Evans for good reason, or (iii) by Mr. Evans for any reason following the Company’s delivery of a notice of non-renewal of the agreement, the employment agreement will provide for a severance payment equal to one (1) years’ base salary payable in equal installments in accordance with the Company’s payroll payment schedule. In the event that Mr. Evans’ employment is terminated by the Company within twelve (12) months following a change of control, Mr. Evans’ agreement will provide for a severance payment equal to two (2) years’ base salary. If Mr. Evans terminates his employment for any reason within twelve (12) months following a change of control, Mr. Evans’ agreement will provide for a severance payment equal to one (1) years’ base salary. The agreement will also provide that no severance payment is due in the event of termination with cause, which includes termination for willful misconduct, conviction of a felony, dishonesty or fraud. The agreement will contain an agreement by Mr. Evans not to compete with the Company for one (1) year following his termination. The Company has also agreed to provide Mr. Evans with a furnished corporate apartment within reasonable commuting distance of the Company’s principal offices in Chicago, Illinois. The Company has also agreed to provide Mr. Evans with one (1) round trip single passenger airline ticket (by economy class) per week between Chicago, Illinois and Oklahoma City, Oklahoma.

Subject to and conditioned upon his appointment, on April 1, 2011, Mr. Evans will receive a grant of 200,000 shares of restricted stock. One quarter of the shares of restricted stock granted to Mr. Evans will vest on April 1, 2012, and the remaining three quarters of the shares will vest in equal monthly installments over the subsequent 36 months. In addition, subject to and conditioned upon his appointment, on April 1, 2011, Mr. Evans will receive a stock option to purchase 300,000 shares of the Company’s common stock at an exercise price of the closing market price of the Company’s common stock on April 1, 2011. One quarter of these options will vest on April 1, 2012, and the remaining three quarters of the options will vest in equal monthly installments over the subsequent 36 months. If there is a change of control of the Company, 50% of all unvested equity awards will become fully vested. If Mr. Evans’ employment is terminated by the Company without cause and not in connection with a change in control of the Company, any unvested equity awards that would have vested within six (6) months of the date of termination will become fully vested.

Mr. Evans, 49, has served as a Director of the Company since November 2008. Mr. Evans is currently the Chairman of the Board and Chief Executive Officer of Stelera Wireless, a leader in deploying broadband services to rural markets throughout the United States. Mr. Evans intends to resign as Chief Executive Officer of Stelera Wireless prior to April 1, 2011. Prior to Stelera Wireless, Mr. Evans served as the Chairman of the Board and Chief Executive Officer of Syniverse Holdings, Inc. Mr. Evans was elected Syniverse’s Chairman in February 2005 after having served as a director since February 2002. Mr. Evans served as the Chief Executive Officer of Syniverse from February 2002 until January 2006. Mr. Evans remained Chairman of the Board of Syniverse until January 2007. From January 1997 to January 2002, Mr. Evans held various executive positions with Dobson Communications Corporation, first as President of its cellular subsidiaries and then as President and Chief Operating Officer of the organization. Today, Mr. Evans serves on the boards of Solix, CTIA—The Wireless Association, Carolina West Wireless, and the Network Reliability and Interoperability Commission, an advisory committee to the FCC.

Item 7.01. Regulation FD Disclosure.

On February 21, 2011, the Company issued a press release announcing the retirement of Mr. Wren as Chief Executive Officer effective April 1, 2011 and the election of Mr. Evans as Chief Executive Officer effective April 1, 2011. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including the portions of the press release attached hereto as Exhibit 99.1 announcing Mr. Wren’s retirement and Mr. Evans’ appointment, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing. The portions of the press release relating to the authorization of the Company’s stock repurchase program are to be considered “filed” for purposes of Section 18 of the Exchange Act.

Item 8.01. Other Events.

On February 21, 2011, the Company announced that its Board authorized the repurchase of up to $50 million of the Company’s outstanding common stock over twelve (12) months pursuant to a stock repurchase program (the “Repurchase Program”). Under the terms of the Repurchase Program, the Company may repurchase shares through open market, negotiated or block transactions. The stock repurchase activities will be conducted in compliance with the safe harbor provisions of Rule 10b–18 of the Securities Exchange Act of 1934, as amended. The Repurchase Program does not obligate the Company to repurchase any dollar amount or number of shares of its common stock, and the program may be extended, modified, suspended or discontinued at any time.

A copy of the press release announcing the Repurchase Program is attached hereto as Exhibit 99.1 and the portions of the press release relating to the authorization of the Repurchase Program are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated February 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRAL TANDEM, INC.

/s/ Robert M. Junkroski
Date: February 22, 2011	Name:	Robert M. Junkroski
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated February 21, 2011